Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	John C. Merriwether
Vice President of Financial Relations
Health Management Associates, Inc.
(239) 598-3131

HEALTH MANAGEMENT ASSOCIATES, INC.

PREVIEWS FOURTH QUARTER AND YEAR-END 2009 RESULTS,

REALIGNS FINANCIAL LEADERSHIP AND

ANNOUNCES 2010 OBJECTIVES

NAPLES, FLORIDA (January 12, 2010) Health Management Associates, Inc. (NYSE: HMA) announced today that for the fourth quarter ended December 31, 2009, the Company expects to report net revenue from continuing operations of approximately $1.2 billion, provision for doubtful accounts from continuing operations as a percentage of net revenue of between 12.3% and 12.6%, earnings before interest, income taxes, depreciation and amortization, and gains on sales of assets (“EBITDA”)1 of between $167 and $170 million, and earnings per diluted share (“EPS”) from continuing operations of between $0.11 and $0.12. Admissions from Health Management’s continuing same-hospital operations for the fourth quarter increased approximately 1.5% compared to the prior year’s fourth quarter.

For the year ended December 31, 2009, Health Management expects to report net revenue from continuing operations of approximately $4.6 billion, provision for doubtful accounts from continuing operations as a percentage of net revenue of between 12.3% and 12.4%, and EPS from continuing operations, excluding certain gains, of between $0.49 and $0.50.

“We exceeded our expectations in 2009 by remaining disciplined in our operational approach, and we are very pleased to report these preliminary results,” said Gary Newsome, President and Chief Executive Officer of Health Management.

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In keeping with Health Management’s efforts to diversify operational responsibilities, Kelly E. Curry has been appointed Executive Vice President and Chief Financial Officer effective January 12, 2010. Mr. Curry has been serving as Health Management’s Executive Vice President and Chief Administrative Officer since September 2008, and previously served as the Company’s Chief Financial Officer from 1987 to 1994. Robert E. Farnham will continue as Senior Vice President-Finance and an officer of the Company. Mr. Farnham will function as the Company’s principal accounting officer and will have other financial responsibilities.

The following table sets forth selected information concerning the Company’s objectives for the year ending December 31, 2010. These objectives are based on the Company’s historical operating performance, current trends and other assumptions that the Company believes are reasonable at this time.

2010 Objective Range

Admissions growth (same hospital)	1.0% to 2.0%

Net revenue (in millions)	$5,075 to $5,150

Bad debt expense as a percentage of net revenue	12.0% to 13.0%

EBITDA[1] (in millions)	$715 to $735

Interest expense, net (in millions)	$210 to $220

Net income attributable to non-controlling interests (in millions)	$22 to $26

Income from continuing operations attributable to Health Management Associates, Inc. per share - diluted	$0.53 to $0.58

Capital expenditures as a percentage of net revenue	4.5% to 5.5%

1.	EBITDA, as previously defined in this press release, does not represent cash flows from operations as defined by generally accepted accounting principles in the United States, commonly known as GAAP, and should not be considered as either an alternative to net income as an indicator of HMA’s operating performance or as an alternative to cash flows as a measure of HMA’s liquidity. Nevertheless, HMA believes that providing non-GAAP information regarding EBITDA is important for investors and other readers of HMA’s financial statements, as it provides a measure of liquidity. In addition, EBITDA is commonly used as an analytical indicator within the health care industry and HMA’s debt facilities contain covenants that use EBITDA in their calculations. Because EBITDA is not a measure determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA, as presented, may not be directly comparable to similarly titled measures used by other companies.

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“There continues to be more opportunity in our operating strategies,” added Newsome. “We continue to see significant improvement in volumes from our emergency room operations, and we are beginning to see some tangible results from our physician recruitment gains. By expanding our market services in 2010, and continuing our disciplined cost control efforts, we believe operating results can continue to improve. We remain excited about the prospects for 2010.”

Health Management’s mission is to deliver compassionate and high quality health care services that improve the quality of life for its patients, physicians, and the communities it serves. Health Management, through its subsidiaries, owns and operates 55 hospitals, with approximately 8,400 licensed beds, in non-urban communities located throughout the United States. All references to “HMA”, “Health Management” or the “Company” used in this release refer to Health Management Associates, Inc. and its affiliates.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Health Management Associates, Inc. expects or anticipates will occur in the future, including but not limited to projections of revenue, income or loss, capital expenditures, earnings per share, debt structure, bad debt expense, capital structure, repayment of indebtedness, other financial items, statements regarding the plans and objectives of management for future operations, statements regarding acquisitions, divestitures and other proposed or contemplated transactions, statements of future economic performance, statements of the assumptions underlying or relating to any of the foregoing statements, and other statements which are other than statements of historical fact, are considered to be “forward-looking statements.”

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Because they are forward-looking, such statements should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Health Management Associates, Inc.’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Forms 10-Q under the heading entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of Health Management Associates, Inc.’s underlying assumptions prove incorrect, actual results could vary materially from those currently anticipated. In addition, undue reliance should not be placed on Health Management Associates, Inc.’s forward-looking statements. Except as required by law, Health Management Associates, Inc. disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

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